Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Zurich, August 5, 2009

Credit Suisse
Zurich, Switzerland

Re: Registration Statement No. 333-158199

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated August 5, 2009 related to our review of interim financial information of Credit Suisse as of June 30, 2009 and for the six-month periods ended June 30, 2009 and 2008.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

David L. Jahnke Philipp Rickert
Partner Partner